Filed pursuant to Rule 433

Registration No. 333-208507

ROYAL BANK OF CANADA

MEDIUM-TERM NOTES, SERIES G

$900,000,000

SENIOR FLOATING RATE NOTES, DUE JULY 22, 2020

FINAL TERM SHEET

DATED JULY 23, 2018

Terms and Conditions

Issuer:	Royal Bank of Canada

Title of the Series:	Senior Floating Rate Notes, due July 22, 2020 (the “Notes”)

Expected Ratings[1]:	Aa2 / AA- / AA (Stable / Stable / Stable)

Principal Amount:	$900,000,000

Issue Price:	100.000%

Trade Date:	July 23, 2018

Settlement Date (T+2):	July 25, 2018

Maturity Date:	July 22, 2020

Minimum Denomination:	$1,000 and multiples of $1,000

Interest Rate:	3-month USD LIBOR plus 30 bps payable and reset quarterly

Fees:	0.050%

Interest Payment Dates:	Quarterly on January 22nd, April 22nd, July 22nd and October 22nd of each year beginning on October 22nd, 2018

Payment Convention:	Modified following business day convention, adjusted

Business Days:	London, New York, Toronto

Day Count Fraction:	Actual / 360

Listing:	None

Optional Redemption:	None

CUSIP / ISIN:	78013XRJ9 / US78013XRJ99

1 A credit rating is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization.

Lead Manager and Sole Book Runner:	RBC Capital Markets, LLC

Co-Managers:	Academy Securities, Inc. Drexel Hamilton, LLC R. Seelaus & Co., Inc. Samuel A. Ramirez & Co., Inc. The Williams Capital Group, L.P.

Royal Bank of Canada (the “Issuer”) has filed a registration statement (including a prospectus supplement and a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read those documents and the other documents that the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the lead manager will arrange to send you the pricing supplement, the prospectus supplement, and the prospectus if you request them by contacting RBC Capital Markets, LLC toll free at 1-866-375-6829.